Exhibit 5.1

[Cooley Godward Kronish LLP Letterhead]

July 10, 2008

RegeneRx Pharmaceuticals, Inc.

3 Bethesda Metro Center, Suite 630

Bethesda, MD 20814

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by RegeneRx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering of up to four million (4,000,000) shares of common stock, par value $0.001 per share (“2000 Plan Shares”), pursuant to the Company’s Amended and Restated 2000 Stock Option and Incentive Plan, as amended (the “2000 Plan”).  All of the 2000 Plan Shares are to be sold by the Company as described in the Registration Statement, and related prospectus (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) an executed copy of the Registration Statement and related Prospectus, (b) the 2000 Plan, (c) the Company’s Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on November 12, 1986, as currently in effect and certified by the Secretary of the Company as being complete, accurate and correct, (d) the Company’s Amended and Restated Bylaws, as currently in effect and certified by the Secretary of the Company as being complete, accurate and correct, (e) resolutions of the Board of Directors of the Company adopted on April 21, 2004 and June 23, 2004, as certified by the Secretary of the Company as being complete, accurate, and in effect, relating to, among other things, the adoption and approval of an amendment to the 2000 Plan increasing the shares available for issuance and sale thereunder from an aggregate of two million five-hundred thousand (2,500,000) to an aggregate of three million two-hundred thousand (3,200,000) and any arrangements in connection therewith, (f) resolutions of the Board of Directors of the Company adopted on May 26, 2006, and July 26, 2006, as certified by the Secretary of the Company as being complete, accurate, and in effect, relating to, among other things, the adoption and approval of an amendment to the 2000 Plan increasing the shares available for issuance and sale thereunder from an aggregate of three million two-hundred thousand (3,200,000) to an aggregate of four million two-hundred thousand (4,200,000) and any arrangements in connection therewith, (g) resolutions of the Compensation Committee of the Board of Directors of the Company adopted on March 27, 2008 and resolutions of the Board of Directors of the Company adopted on July 2, 2008, as certified by the Secretary of the Company as being complete, accurate, and in effect, relating to, among other things, the adoption and approval of an amendment to the 2000 Plan increasing the shares available for issuance and sale thereunder from an aggregate of four million two-hundred thousand (4,200,000) to an aggregate of six million five-hundred thousand (6,500,000) and any arrangements in connection therewith, and to the filing of the Registration Statement and (h) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents.  We have also assumed: that all individuals executing and delivering documents in their individual capacities had the legal capacity to so execute and deliver.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2000 Plan Shares, when sold and issued in accordance with the 2000 Plan, and the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

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Sincerely,

Cooley Godward Kronish LLP

Darren K. DeStefano